Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES Q1 REVENUE OF $1.8 BILLION AND
GAAP NET INCOME OF $69 MILLION, OR $.31 PER SHARE
Non-GAAP Net Income of $182 Million, or $.81 Per Share;
HDD Revenue Grows 37 Percent, Units 29 Percent Year-Over-Year
     LAKE FOREST, Calif. — Nov. 1, 2007 — Western Digital Corp. (NYSE: WDC) today reported revenue of $1.766 billion, comprised of $1.726 billion of hard drive revenue and $40 million revenue from media and substrate sales. Hard drive revenue grew by 37 percent over the prior-year comparative period on shipments of 29.4 million units, an increase of 29 percent in unit volume.
     GAAP net income for the quarter was $69 million, or $.31 per share. This includes net non-recurring tax charges of $60 million related to WD’s ongoing hard drive operations and the results of the company’s newly acquired media operations from Sept. 5 through Sept. 28, 2007, including acquisition-related, in-process research and development charges of $49 million.
     Excluding the non-recurring tax charges, non-GAAP consolidated net income was $129 million, or $.58 per share. Excluding the tax charges and the impact of the Komag acquisition, non-GAAP HDD revenue was $1.726 billion, unit shipments were 29.4 million and non-GAAP HDD net income was $182 million, or $.81 per share. A year ago, the company reported first quarter

WD Announces Q1 Revenue of $1.8 Billion and
GAAP Net Income of $69 Million, or $.31 Per Share

revenue of $1.264 billion, unit shipments of 22.7 million, and net income of $103 million, or $.46 per share.
     In Q1, while achieving strong quarter-over-quarter growth in the high-volume desktop market, the company for the first time derived more than half its quarterly hard drive revenue from non-desktop PC applications. Fifty-three percent of hard drive revenue was from these applications, including notebook PCs, consumer electronics, enterprise applications and branded product retail sales. This compares with a mix in the year-ago quarter of 35 percent non-desktop PC revenue.
     The company’s unit shipments for the first quarter included approximately 5.9 million 2.5-inch hard drives for mobile applications and approximately 3.7 million 3.5-inch hard drives for use in digital video recorders. Branded products accounted for 18 percent of Q1 revenue, continuing to demonstrate the value of WD’s global brand leadership.
     The company generated $219 million in cash from operations during the September quarter, ending with total cash and short-term investments of $851 million. The company borrowed $750 million on its $1.25 billion bridge financing facility to help fund the Komag acquisition.
     “Our first quarter results reflect the WD team’s strong execution in a strong market for hard drives across all applications, regions and channels,” said John Coyne, WD’s president and chief executive officer. “We continue to reap the benefits of our investments and deployment of leading technologies over the last several years, enabling us to address customer demand for mainstream and higher capacity hard drives in consumer and commercial applications.”

WD Announces Q1 Revenue of $1.8 Billion and
GAAP Net Income of $69 Million, or $.31 Per Share

     Specifically, Coyne noted growing shipments of the company’s 250 GB WD Scorpio® 2.5-inch and high capacity 3.5-inch hard drives—all based on newer technologies including the company’s PMR (perpendicular magnetic recording) heads.
     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2:30 p.m. PDT/5:30 p.m. EDT. The call will be accessible live and on an archived basis via the link below:

Audio Webcast: Telephone Replay:	www.westerndigital.com/investor Click on “Conference Calls” 866-511-5156 (toll-free) +1-203-369-1956 (international)
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data accessible and secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage products.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
     This press release presents revenue, net income and earnings per share on a GAAP and a non-GAAP basis. The non-GAAP financial measures are reconciled to the corresponding GAAP measures in the financial tables included at the end of this press release.
     This press release contains the company’s unaudited financial results for its first quarter, which are based, in part, on estimates made during the preliminary purchase price allocation of the assets acquired and liabilities assumed through the Komag acquisition. These results may change as additional information becomes available or as a result of continuing review by the company’s independent auditors and management. Changes, if any, would be made no later than the date of filing of the Company’s Form 10-K for fiscal 2008. This press release also contains forward-looking statements concerning the strong market for hard drives, WD’s belief that its investment and deployment of leading technologies will enable

WD Announces Q1 Revenue of $1.8 Billion and
GAAP Net Income of $69 Million, or $.31 Per Share

it to address growing customer demand for mainstream and higher capacity hard drives and the growing shipments of WD’s 250 GB WD Scorpio 2.5-inch and high capacity 3.5-inch hard drives. These forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including the risk that WD’s business will suffer during the integration of WD’s recently acquired media operations; failure to quickly and effectively integrate WD’s recently acquired media technology with WD’s head technology; uncertainties regarding managing relationships with WD’s external media suppliers, media component suppliers, and external media customers; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies such as flash memory; uncertainties related to the development and introduction of products based on new technologies and successful expansion into new hard drive markets; business conditions and growth in the mobile PC, consumer electronics, enterprise, external hard drive and desktop markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of specialized product components that WD does not make internally and commodity materials; and other risks and uncertainties listed in WD’s recent Form 10-K filed with the SEC Aug. 28, 2007, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
###
Western Digital, WD, the WD logo and WD Scorpio are registered trademarks of Western Digital Technologies, Inc.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Sept. 28,	Jun. 29,
	2007	2007
ASSETS

Current assets:
Cash and cash equivalents	$651	$700
Short-term investments	200	207
Accounts receivable, net	985	697
Inventories	461	259
Other	150	166

Total current assets	2,447	2,029
Property and equipment, net	1,516	741
Goodwill and other intangible assets, net	187	4
Other assets, net	224	127

Total assets	$4,374	$2,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,106	$882
Customer advances	59	—
Accrued expenses	211	163
Accrued warranty	76	73
Short-term debt	999	—
Current portion of long-term debt	12	12

Total current liabilities	2,463	1,130
Long-term debt	7	10
Other liabilities	117	45

Total liabilities	2,587	1,185
Shareholders’ equity	1,787	1,716

Total liabilities and shareholders’ equity	$4,374	$2,901

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	Sept. 28,	Jun. 29,	Sept. 29,
	2007	2007	2006
Revenue, net	$1,766	$1,367	$1,264
Cost of revenue	1,443	1,162	1,046

Gross margin	323	205	218

Operating expenses
Research and development	91	79	75
Selling, general and administrative	48	47	44
Acquired in-process research and development	49	—	—

Total operating expenses	188	126	119

Operating income	135	79	99
Net interest and other income	3	7	7

Income before income taxes	138	86	106
Income tax provision (benefit)	69	(126)	3

Net income	$69	$212	$103

Net income per common share:

Basic	$.31	$.97	$.47

Diluted	$.31	$.94	$.46

Common shares used in computing per share amounts:

Basic	219	219	219

Diluted	224	225	225

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended
	Sept. 28,	Jun. 29,	Sept. 29,
	2007	2007	2006[1]
Cash flows from operating activities
Net income	$69	$212	$103
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	78	61	45
In-process research and development	49	—	—
Deferred income taxes	60	(129)	—
Stock-based compensation	8	14	9
Changes in operating assets and liabilities	(45)	(4)	(42)

Net cash provided by operating activities	219	154	115

Cash flows from investing activities
Acquisitions, net of cash acquired	(911)	—	—
Capital expenditures, net	(163)	(86)	(59)
Short-term investments, net	65	(36)	—

Net cash used in investing activities	(1,009)	(122)	(59)

Cash flows from financing activities
Net proceeds from acquisition financing	750	—	—
Issuance of common stock under employee plans	10	13	2
Repurchase of common stock	(16)	(44)	—
Repayment of long-term debt	(3)	(5)	(6)

Net cash provided by (used in) financing activities	741	(36)	(4)

Net (decrease) increase in cash and cash equivalents	(49)	(4)	52
Cash and cash equivalents, beginning of period	700	704	551

Cash and cash equivalents, end of period	$651	$700	$603

[1]	Certain reclassifications have been made to previously reported amounts to conform to the current period presentation.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Reconciliation of Non-GAAP to GAAP Information
(in millions, except per share amounts)
(unaudited)

		Media
	Non-GAAP[2]	09/05/07 -	IPR&D		Non-GAAP	Tax
	WD HDD	09/28/07	Charges	Notes	Consol.	Charges	GAAP
Revenue, net	$1,726	$40	$—		$1,766	$—	$1,766
Cost of revenue	1,409	34	—		1,443	—	1,443

Gross margin	317	6	—	A	323	—	323

Operating expenses
Research and development	85	6	—		91	—	91
Selling, general and administrative	47	1	—		48	—	48
Acquired in-process research and development	—	—	49	B	49	—	49

Total operating expenses	132	7	49		188	—	188

Operating income	185	(1)	(49)		135	—	135
Net interest and other income	8	(5)	—	C	3	—	3

Income before income taxes	193	(6)	(49)		138	—	138
Income tax provision (benefit)	11	(2)	—	D	9	60	69

Net income	$182	$(4)	$(49)		$129	$(60)	$69

Net income per common share:

Basic	$.83				$.59		$.31

Diluted	$.81				$.58		$.31

Common shares used in computing per share amounts:

Basic	219				219		219

Diluted	224				224		224

Footnotes

A.	Media operations gross margin includes profit from external sales combined with the benefit from internally produced media for the period from September 5 through September 28, 2007, offset by incremental depreciation and amortization resulting from the acquired assets.

B.	Acquisition related research and development expenses of $49 million is a nonrecurring charge for acquired in-process research and development.

C.	Media operations net interest and other income includes interest income on acquired cash, less interest expense related to the $250 million of assumed indebtedness and $750 million of acquisition bridge financing.

D.	Tax adjustments of $60 million consist of a $63 million U.S. tax expense related to an intercompany licensing payment, offset by a $3 million benefit for reduction of foreign tax contingency accruals.

[2]	We believe the non-GAAP measures presented here are useful to investors as they provide an alternative method for measuring the operating performance of the Company on a non-GAAP basis, excluding the impact of the media operations from the date of acquisition (September 5, 2007), media-related in-process research and development charges and net non-recurring tax charges unrelated to the Komag acquisition. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.